SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934




Date of Report:  June 10, 2002


                               Emerson Radio Corp.
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               (Exact name of registrant as specified in charter)



      Delaware                 0-25226                            22-3285224
-------------------        ---------------------           ---------------------
(State or other             (Commission File                   (IRS Employer
jurisdiction of                 Number)                      Identification No.)
incorporation)


                   9 Entin Road, Parsippany, New Jersey 07054
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               (Address of principal executive offices) (Zip Code)

               Registrant's telephone number, including area code:
                                 (973) 884-5800


                                 Not Applicable
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            (Former Address, if changed since Last Report) (Zip Code)



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Item 2.       Acquisition or Disposition of Assets.

Option Purchase

          As previously announced by the Company, in May 2000, the Company entered into a Termination, Settlement, Redemption and Option Agreement, (the "Agreement") with Geoffrey P. Jurick, its Chairman, Chief Executive Officer and President, and two of Mr. Jurick's institutional creditors.

          In accordance with the Agreement,  the Company, in May 2000, purchased
7.0 million shares of common stock, par value $.01 per share, of the Company (the "Common Stock") from the two institutional creditors for $6.0 million. In addition, under the terms of the Agreement, the Company was granted an option to purchase from the two institutional creditors all of the remaining 4.1 million shares of Common Stock owned by them for approximately $5.5 million (the "Option Purchase Price"). The Company exercised this option and, on June 10, 2002, purchased the 4.1 million shares for an aggregate purchase price of $5.5 million, or $1.34 per share, from these two institutional creditors (the "Option Purchase"). The purchase price was paid by the Company using cash generated from operations. As a result of these transactions, the outstanding litigation between Mr. Jurick and these two institutional creditors has been resolved.

Share Repurchases

          In addition, the Company has purchased an additional 336,800 shares of Common Stock pursuant to its previously announced share repurchase program. As a result of the Option Purchase and these open market purchases by the Company, the outstanding shares of Common Stock of the Company were reduced to approximately 26.9 million shares.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                              EMERSON RADIO CORP.



                                       By:    /s/Geoffrey P. Jurick
                                       Name:  Geoffrey P. Jurick
                                       Title: Chairman of the Board, Chief
                                              Executive Officer and President

Dated:  June 18, 2002